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Exhibit 10.9
Promissory Note

Lender: Corporacion As de Oros, S,A,
Borrower: Inversiones La Ribera, S.A.
Amount: c7,914,529
Currency: Costa Rican Colones
Interest Rate: 8.00% fixed rate
Date of issuance: May 29, 2001
Due date: Due on demand